CONFIDENTIAL

CONFIDENTIAL
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Date:          July 21, 1998

To:            Stephen Evans-Freke
               Chairman and Chief Executive Officer

cc:            Susan Kanaya, Treasurer, SUGEN, Inc.
               Brian Cunningham, Cooley Godward

From:          Donald E. Nickelson
               Chairman of the Compensation Committee
               SUGEN, Inc. Board of Directors

Reference:     Your Compensation


Dear Stephen:


     The Executive Committee and Compensation Committee of SUGEN's Board of Directors have settled on the following proposal in order to secure your continuing services as Chief Executive Officer of SUGEN for up to one year beyond the July 30, 1998 date by which you had previously intended to withdraw from this position. The Board respects your desire to step back to the position of Non-Executive Chairman of SUGEN, Inc. and SUGEN, Europe. It is understood, therefore, that your commitment to stay on for the time being will be satisfied as soon as a Chief Executive Officer candidate acceptable to the Board has been selected and has himself or herself accepted this position, and that in any case you will have no continuing obligation to continue as Chief Executive Officer beyond June 30, 1999.

     In consideration for your commitment to serve as Chief Executive Officer for up to one further year, SUGEN promises to transfer to you up to 100,000 shares of fully paid-up common stock of SUGEN, Inc. ("Shares"), provided the following conditions are satisfied. If SUGEN appoints a new Chief Executive Officer prior to July 1, 1999, SUGEN will transfer 50,000 shares to you within 10 days following such appointment, but not earlier than January 4, 1999. If SUGEN (including its affiliated entities) raises at least an additional $30 million in new money prior to July 1, 1999, SUGEN will transfer to you 50,000 Shares within 10 days following the completion of such transaction, but not earlier than January 4, 1999. Both contingencies may be met by any means in order to count for these purposes. Until the time of transfer under the foregoing conditions, you are not a shareholder of SUGEN in respect of any of the 100,000 Shares.

     You will continue to be paid your present salary, subject to year-end reviews if still applicable, and will be entitled to the appropriate year-end bonus regardless of whether a new Chief Executive Officer has been appointed by that time.

     It is understood by the Board that you are in the process of relocating your family to the East Coast, and that your personal time will be split between the East Coast, SUGEN's Bay Area


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facilities,  and Europe to the extent  that the  establishment  of SUGEN  Europe requires your presence there. The Board is comfortable with this arrangement so long as you are physically at SUGEN with reasonable frequency and are fully available and functional by phone, fax, and e-mail when on the East Coast. The Board also appreciates that you are now in the position of maintaining two large mortgages since you have purchased a house in Maine and have been unable to place your Hillsborough, CA house on the market this last Spring as planned. It is understood that you have now listed your Hillsborough house, in which your family no longer resides. With effect as of July 1, 1998, SUGEN will pay the monthly cost of your mortgages on the property, estimated at approximately $16,786.36 per month (these amounts may fluctuate due to changes in interest rates), by direct payment to First Republic against their monthly invoices.

     If this proposal is acceptable to you, please confirm by signing below in the indicated space on each copy of this letter, returning one to me with copy to Susan Kanaya and Brian Cunningham, and retaining the other for your records.



                                   Sincerely,

                                   /s/ Donald E. Nickelson
                                   Donald E. Nickelson


Agreed:
/s/ Stephen Evans-Freke                                   July 22, 1998
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Stephen Evans-Freke                                  Date
Chairman and Chief Executive Officer



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